Exhibit 5.1

30 ROCKEFELLER	AUSTIN
PLAZA	BEIJING
NEW YORK, NEW YORK	DALLAS
10112-4498	DUBAI
HONG KONG
TEL +1 212.408.2500	HOUSTON
LONDON
FAX +1 212.408.2501	MOSCOW
NEW YORK
www.bakerbotts.com	PALO ALTO
RIYADH
WASHINGTON
April 20, 2009
Ascent Media Corporation
12300 Liberty Blvd.
Englewood, CO 80112

Re:	Ascent Media Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
               This opinion is being furnished in connection with the filing by Ascent Media Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion concerning the status under Delaware law of the 104,837 shares (the “Series A Shares”) of the Company’s Series A common stock, par value $.01 per share (the “Series A Common Stock”), and 76,210 shares (the “Series B Shares” and together with the Series A Shares, the “Shares”) of the Company’s Series B common stock, par value $.01 per share (the “Series B Common Stock”), included in the Registration Statement, that may be issued pursuant to the terms of the Stock Options Agreement, dated March 30, 2009 by and between the Company and Robert R. Bennett (the “Agreement”).
               For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
               1. Amended and Restated Certificate of Incorporation of the Company, as currently in effect;
               2. Bylaws of the Company, as currently in effect;
               3. Applicable board actions authorizing the grant of options to purchase the Shares, the issuance of the Shares and the preparation and filing of the Registration Statement under the Securities Act; and
               4. The Agreement.
               In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Agreement as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Agreement by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance

Ascent Media Corporation	April 20, 2009
of the Shares under the Agreement, the Company shall continue to have sufficient authorized and unissued shares of Series A Common Stock and Series B Common Stock reserved for issuance thereunder.
               Based upon and subject to the foregoing, we are of the opinion that:
               1. The Shares have been duly authorized for issuance.
               2. If and when any Shares are issued in accordance with the requirements of the Agreement and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such Shares will be validly issued, fully-paid and non-assessable.
               This opinion is limited to the General Corporation Law of the State of Delaware and federal securities laws. We express no opinion with respect to the laws of any other jurisdiction.
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.